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                                                                     Exhibit 3.1


             Articles of Amendment to the Articles of Amendment and
                      Restatement of Declaration of Trust




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                        WINDROSE MEDICAL PROPERTIES TRUST

                              ARTICLES OF AMENDMENT



         Windrose Medical Properties Trust, a Maryland real estate investment trust (the "Trust"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: Section 5.2 of Article V of the Declaration of Trust of the Trust (the "Declaration of Trust") is hereby amended and replaced in its entirety by the following:

                  SECTION 5.2. Number and Election of Trustees. The number of Trustees of the Trust (hereinafter the "Trustees") is seven and the names of the Trustees are Fred S. Klipsch (Chairman of the Board of Trustees), Robert L. Bowen, Bruce M. Jacobson, David L. Maraman, Bryan
         A. Mills, Jean L. Wojtowicz and Darell E. Zink, Jr., which number may be increased or decreased only by the Board of Trustees pursuant to the Bylaws of the Trust. The number of Trustees of the Trust shall not be less than seven (7) nor more than ten (10) Trustees. Notwithstanding the preceding sentence, the foregoing requirement shall not be applicable for a period of up to 180 days following the date that the number of Trustees falls below seven (7) or exceeds ten (10) Trustees, for any reason. Beginning at the annual meeting of shareholders in 2007, all Trustees shall be elected to hold office for a term expiring at the next succeeding annual meeting of shareholders and until their successors are duly elected and qualify. Thereafter, the Trustees shall be elected at each annual meeting of shareholders.

                  The Trustees may change the number of Trustees, subject to the limitation set forth herein, and fill any vacancy, whether resulting from an increase in the



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         number of Trustees or otherwise, on the Board of Trustees in the manner provided in the Bylaws. It shall not be necessary to list in the Declaration of Trust the names of any Trustees hereinafter elected.

         SECOND: This Amendment to the Declaration of Trust ("Amendment") has been duly advised by the Board of Trustees and approved by the shareholders of the Trust as required by law.

         THIRD: The undersigned President, Chief Operating Officer and Treasurer of the Trust acknowledges this Amendment to be the trust act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned President, Chief Operating Officer and Treasurer of the Trust acknowledges that, to the best of his knowledge, information and belief, these matters are true in all material respects and that this statement is made under the penalties for perjury.



                            [Signature Page Follows]











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         IN WITNESS WHEREOF, the Trust has caused this Amendment to be signed in its name and on its behalf by its President, Chief Operating Officer and Treasurer, and attested to by its Executive Vice President, Secretary and General Counsel, on this 19th day of May, 2006.


                                          WINDROSE MEDICAL PROPERTIES TRUST
ATTEST:


By: /s/ Daniel R. Loftus                  By: /s/ Frederick L. Farrar
    --------------------------------          ----------------------------------
    Name: Daniel R. Loftus                    Name: Frederick L. Farrar
    Title: Executive Vice President,          Title: President, Chief Operating
    Secretary and General Counsel                    Officer and Treasurer













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